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                                                                    EXHIBIT 99.1

NEWS RELEASE
Contacts:
ShopKo:
920-429-4412
Goldner Hawn Johnson & Morrison:
212-453-2245


          SHOPKO STORES, INC. ANNOUNCES AGREEMENT TO BE ACQUIRED BY AN
           AFFILIATE OF GOLDNER HAWN JOHNSON & MORRISON INCORPORATED

GREEN BAY, Wis. (April 8, 2005) ShopKo Stores, Inc. (NYSE: SKO) announced today that it has signed a definitive merger agreement to be acquired by an affiliate of Minneapolis-based private equity investment firm Goldner Hawn Johnson & Morrison Incorporated ("GHJ&M") in a transaction valued at slightly more than $1 billion, which includes assumed debt of approximately $330 million.

Under the terms of the merger agreement, each outstanding share of ShopKo's common stock will be converted into the right to receive $24.00 in cash. ShopKo currently has approximately 29.8 million shares of common stock outstanding, excluding options.

ShopKo's current Chairman of the Board, Jack Eugster has resigned his position as Chairman of the Board of Directors and his Board committee positions, effective immediately. John Turner and Steve Watson, both members of ShopKo's Board of Directors, have been named as Co-Chairmen of the Board. Mr. Eugster will remain on the Board of Directors of ShopKo while the transaction is pending. ShopKo's current President and Chief Executive Officer, Sam Duncan, has indicated that he will not remain with ShopKo following the transaction; however, other members of ShopKo's senior management team are expected to remain in place and may invest in the company. Mr. Eugster will have an ongoing equity investment in ShopKo as part of the financing and after the merger becomes effective, Mr. Eugster is expected to serve as Chairman of the Board as well as acting Chief Executive Officer until a new President and Chief Executive Officer is named.

ShopKo's Board of Directors approved the transaction based upon the unanimous recommendation of a Special Committee of disinterested and independent directors. Merrill Lynch & Co. served as financial advisor to the Special Committee and provided the Special Committee with a fairness opinion. Sidley Austin Brown & Wood LLP acted as legal advisor to the Special Committee and Godfrey & Kahn acted as legal advisor to the Board of Directors in connection with the transaction.

The transaction is expected to be completed in ShopKo's second fiscal quarter of 2005. Commitment letters have been obtained for all necessary debt financing in connection with the transaction from Bank of America, ShopKo's current principal lender, and Backbay Capital Funding LLC, an affiliate of Bank of America. The transaction is subject to approval by


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ShopKo's shareholders, funding under the financing commitments, and other customary conditions, including regulatory approvals.

In connection with ShopKo's solicitation of proxies with respect to the meeting of shareholders to be called with respect to the proposed merger, ShopKo will file with the Securities and Exchange Commission (the "SEC"), and will furnish to shareholders of ShopKo, a proxy statement. Shareholders are advised to read the proxy statement when it is finalized and distributed to shareholders because it will contain important information. Shareholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC's website at www.sec.gov. Shareholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to ShopKo Stores, Inc., P.O. Box 19060, Green Bay, WI 54307,
Attention: Corporate Secretary, Telephone: 920-429-2211, or from ShopKo's website, www.shopko.com.

ShopKo Stores, Inc. is a retailer of quality goods and services headquartered in Green Bay, Wis., with stores located throughout the Midwest, Mountain and Pacific Northwest regions. For more information about ShopKo, visit our website at http://www.shopko.com.

Goldner Hawn Johnson & Morrison Incorporated is a Minneapolis-based private equity investment firm which was founded in 1989. More information about the firm can be found on its website at http://www.ghjm.com.

ShopKo and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be "participants" in the solicitation of proxies from shareholders of ShopKo in favor of the proposed merger. Information regarding the persons who may be considered "participants" in the solicitation of proxies will be set forth in ShopKo's proxy statement when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of ShopKo common stock as of April 15, 2004 is also set forth in the Schedule 14A filed by ShopKo on April 26, 2004 with the SEC.

Statements about the expected timing, completion and effects of the proposed merger and all other statements in this release other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. ShopKo may not be able to complete the proposed merger on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval, the failure of financing or the failure to satisfy the other closing conditions. These factors, and other factors that may affect the business or financial results of ShopKo are described in ShopKo's filings with the SEC, including ShopKo's annual report on Form 10-K for the fiscal year ended January 29, 2005.